EXHIBIT 99.1

For Immediate Release

Contacts:	Dana Lengkeek
McAfee, Inc.
dana_lengkeek@mcafee.com
(408) 346-5184

Kelly Delaney
Porter Novelli
kelly.delaney@porternovelli.com
(415) 975-2229

McAfee, Inc. Calls for Redemption of 5.25% Convertible Subordinated Notes
Due 2006

     Santa Clara, CA, July 28, 2004 – McAfee, Inc. (NYSE: MFE), formerly Network Associates, Inc., has called for redemption on August 20, 2004, all of its outstanding 5.25% Convertible Subordinated Notes due 2006 (the “Notes”). There is $345 million in aggregate principal amount of the Notes currently outstanding. The CUSIP numbers for these Notes are 64123L AB 7 and 64123L AA9.

     Holders will have their Notes redeemed at a redemption price of $1,013.7083 per $1,000 principal amount of Notes, consisting of $1,013.125 principal amount plus accrued and unpaid interest of approximately $0.5833. After August 19, 2004, interest will cease to accrue on the Notes.

     Alternatively, until 5:00 p.m., PDT, on August 18, 2004, holders of the Notes may convert their Notes into shares of McAfee, Inc.’s common stock at a conversion price of $18.07 per share, or 55.34 shares of McAfee, Inc.’s common stock per $1,000 principal amount of the Notes. Cash will be paid in lieu of fractional shares. On July 27, 2004, the closing price of McAfee, Inc.’s common stock on the New York Stock Exchange was $16.18 per share.

     A Notice of Redemption is being mailed to all registered holders of the Notes. Copies of the Notice of Redemption and additional information relating to the procedure for redemption may be obtained from the redemption agent, US Bank National Association, by calling Paula Oswald at (213) 615-6043.

About McAfee, Inc.

     With headquarters in Santa Clara, Calif., McAfee, Inc. (NYSE: MFE) creates best-of-breed computer security solutions that prevent intrusions on networks and protect computer systems from the next generation of blended attacks and threats. McAfee’s customers span large enterprises, governments, small and medium sized businesses, and consumers. For more information, McAfee, Inc. can be reached at 972-963-8000 or on the Internet at http://www.mcafee.com/.

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